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As filed with the Securities and Exchange Commission on July 26, 2019.

Registration No. 333-232392

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WiMi Hologram Cloud Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7310 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

No. 6, Xiaozhuang, #101A, Chaoyang District, Beijing
the People's Republic of China 100020
86-10-5338-4913
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stuart Neuhauser, Esq. Bill Huo, Esq. Ari Edelman, Esq. Ellenoff Grossman &Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Yang Ge, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No. 1 Guanghua Road, Chaoyang District Beijing, China 100020 Tel: 86-10-8520-0616

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(4)

Class B ordinary shares, par value US$0.0001 per share(2)(3)	US$43,700,000	US$5,296.44

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Includes Class B ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class B ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class B ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of the Class B ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-232665). Each American depositary share represents two Class B ordinary shares.

(4)
Previously paid.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        This amendment is being filed solely to file certain exhibits to the Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person's dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

        In the last quarter of 2018, in connection with the reorganization of our company we issued a total of 20,115,570 Class A ordinary shares to our Chairman for an aggregate consideration of approximately US$2,011.56 and a total of 79,884,430 Class B ordinary shares to the equity holders of Beijing WiMi for an aggregate consideration of approximately US$7,988.44, in each case under Regulation S under the Securities Act of 1933

        In November 2018, we issued a total of 8,611,133 Series A preferred shares to two investors for an aggregate consideration of approximately RMB 137 million (US$20 million), in each case under Regulation S under the Securities Act of 1933.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (a)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (b)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 WIMI HOLOGRAM CLOUD INC.
EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	**	Form of Underwriting Agreement

3.1	**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	**	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1	**	Form of the Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	**	Registrant's Specimen Certificate for Class B ordinary shares

4.3	**	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares

5.1	**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

8.1	**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2	*	Opinion of Jingtian & Gongcheng Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

8.3	**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters

10.1	**	English translation of the Employment Agreement between Fanhua Meng and Shenzhen Yidian

10.2	**	English translation of the Employment Agreement between Chengwei Yi and Shenzhen Yitian

10.3	**	English translation of the Employment Agreement between Shuo Shi and Shenzhen Yidian

10.4	**	English translation of the Employment Agreement between Yanghua Yang and Shenzhen Duodian

10.5	**	English translation of the Loan Agreement between Jie Zhao and Micro Beauty Lightspeed Investment Management HK Limited dated October 5, 2018

10.6	**	English translation of the Loan Agreement between Enweiliangzi Investment Co. and Beijing WiMi Hologram Cloud Software Co., Ltd. dated September 9, 2018

10.7	**	English translation of the Loan Agreement between Jie Zhao and the Registrant dated September 11, 2018

10.8	**	English translation of the Agreement by and among Jie Zhao, Guangzikeda Investment Co. and Beijing WiMi Hologram Cloud Software Co., Ltd. dated April 11, 2018

10.9	**	English translation of the Agreement by and among Jie Zhao, Enkemeida Investment Co. and Micro Beauty Lightspeed Investment Management (Beijing) Limited dated November 2, 2016

10.10	**	English translation of the Loan Agreement between Jie Zhao and Enkemeida Investment Co. dated November 2, 2016

Exhibit Number		Description of Document
10.11	**	English translation of the Loan Agreement between Jie Zhao and Guangzikeda Investment Co. dated April 11, 2018

10.12	**	Share Purchase Agreement by and among the Registrant, WiMi Hologram Cloud Limited, Beijing Hologram WiMi Cloud Internet Technology Co., Ltd., Jie Zhao, and certain other purchasers named therein dated October 26, 2018

10.13	**	Shareholders Agreement by and among the Registrant, WiMi Hologram Cloud Limited, Beijing Hologram WiMi Cloud Network Technology Co., Ltd., Beijing Wimi Cloud Software Co., Ltd, Jie Zhao, and certain other shareholders named therein dated October 26, 2018

10.14	**	English translation of Equity Interest Pledge Agreement among Hologram WiMi, Beijing WiMi and the shareholders of Beijing WiMi dated November 6, 2018

10.15	**	English translation of Exclusive Share Purchase Option Agreement among Hologram WiMi, Beijing WiMi and each of the shareholders of Beijing WiMi dated November 6, 2018

10.16	**	English translation of Exclusive Asset Purchase Agreement among Hologram WiMi, Beijing WiMi and each of the shareholders of Beijing WiMi dated November 6, 2018

10.17	**	English translation of Exclusive Business Cooperation Agreement between Hologram WiMi and Beijing WiMi dated November 6, 2018

10.18	**	English translation of Form of Power of Attorney by Hologram WiMi and shareholders of Beijing WiMi dated November 6, 2018

10.19	**	English translation of Form of Spousal Consents dated November 6, 2018

10.20	**	English translation of the Loan Agreement between Jie Zhao and Beijing WiMi dated November 2, 2016

21.1	**	Principal Subsidiaries and VIE of the Registrant

23.1	**	Consent of Friedman LLP, Independent Registered Public Accounting Firm

23.2	**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	*	Consent of Jingtian & Gongcheng Law Firm (included in Exhibit 99.2)

23.4	**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.3)

24.1	**	Powers of Attorney (included on signature page)

99.1	**	Code of Ethics of the Registrant

99.2	*	Opinion of Jingtian & Gongcheng Law Firm regarding certain PRC law matters

99.3	**	Consent of Frost & Sullivan

*
Filed herewith.

**
Previously filed.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the PRC, on July 26, 2019.

WiMi Hologram Cloud Inc.
By:	/s/ FANHUA MENG
	Name:	Fanhua Meng
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ JIE ZHAO Name: Jie Zhao		Chairman	July 26, 2019
/s/ FANHUA MENG Name: Fanhua Meng		Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2019
/s/ YANGHUA YANG* Name: Yanghua Yang		Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2019
/s/ SHUO SHI* Name: Shuo Shi		Chief Operating Officer	July 26, 2019
/s/ CHENGWEI YI* Name: Chengwei Yi		Chief Technology Officer and Director	July 26, 2019
/s/ YUANYUAN LIU* Name: Yuanyuan Liu		Director	July 26, 2019
/s/ HONGTAO ZHAO* Name: Hongtao Zhao		Director	July 26, 2019
*By:	/s/ FANHUA MENG Fanhua Meng Attorney-in-Fact		July 26, 2019

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
WIMI HOLOGRAM CLOUD INC. EXHIBIT INDEX
Signatures